Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our report dated April 25, 2012, in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of BakerCorp International, Inc. for the registration of up to $240,000,000 of its 8.25% senior notes due June 1, 2019.

/s/ Ernst & Young LLP

Irvine, California

June 13, 2012